EXHIBIT (a)(1)(G)

FORM OF EMAIL TO OPTIONHOLDERS
WHO MAY BE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER

I am pleased to announce our Board of Directors has approved an exchange offer to allow employees, officers, and members of our Board of Directors to voluntarily exchange all or a portion of their existing options to purchase Augme common stock.

This afternoon we will file a “Schedule TO-I” with the SEC, since Augme is subject to SEC reporting requirements. All of the terms of the exchange offer as well as the steps for you to follow in order to make a decision regarding whether to participate in the exchange offer, are set forth in the “Offer to Exchange” filed as an exhibit to the TO-I, which, along with other important documents, is being distributed to you in pdf form attached to this email.

The Offer to Exchange is a lengthy document.  In order to assist you in understanding the exchange offer and to answer any questions you may have, we will conduct an information session for option holders on Tuesday, August 6, 2013. We will describe the key terms of the exchange offer, the rationale for making the offer, the mechanics of the exchange, and the possible risks associated with exchanging your options. Option holders will receive personalized confirmation of their Eligible Options in the form attached to the Schedule TO-I as Exhibit (a)(1)(E).  This information session is designed for informational purposes only and is not to advise you whether to participate or, if you decide to, in what manner to participate.

A few basic points about this offer:

●	Eligibility: If you are a current employee, officer or director who holds options with an exercise price of $1.00 or more (the “Eligible Options”) issued under Augme’s 2010 Incentive Stock Option Plan (the “2010 Plan”) or certain stock option agreements registered pursuant to a Form S-8 registration statement filed by the Company with the SEC on October 21, 2010, whether vested or unvested, you may exchange those options for new options based on the following exchange ratios:

1 Replacement Option will be issued to an Eligible Participant
for every number of Eligible Options currently held as specified in this column	that is currently priced from and including …	to and including.
2	$1.00	$1.24
3	1.25	1.74
4	1.75	2.24
5	2.25	2.49
6	2.50	2.99
7	3.00	3.49
10	3.50	4.25

●
Exercise price of new options: Replacement Options will be granted with an exercise price equal to the closing price of our common stock on the last trading day the Exchange Offer is open (on or about August 29, 2013).

●
Vesting: All Replacement Options will be vested to the extent and in proportion to the vested portions of the options tendered for Exchange and unvested Replacement Options will vest according to the vesting schedule of the options tendered for Exchange subject to (i) the provisions of the 2010 Plan, (ii) your continued employment or service with Augme or one of our subsidiaries through each applicable vesting date or (iii) your earlier death, Disability or Retirement, in which case the Replacement Options will vest as set forth in the 2010 Plan.

●	Expiration: Replacement Options will have the same expiration dates as the options tendered for Exchange.

Other important terms and conditions of the offer, including the risks of participating, are described in the Offer to Exchange.  You should review this document carefully.

The offer will commence with the filing of our Schedule TO-I and will end on or about August 29, 2013, at 9:00 p.m. Pacific Time, unless we are required to or decide to extend the offer.
Important Notice:

THIS EMAIL COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO EXCHANGE ANY OPTIONS TO PURCHASE SHARES OF AUGME COMMON STOCK. THE EXCHANGE OFFER WILL BE MADE SOLELY BY THE OFFER TO EXCHANGE AND THE RELATED TERMS OF ELECTION, AS FILED WITH THE SEC. OPTION HOLDERSARE URGED TO READ THE DOCUMENTS ASSOCIATED WITH THE EXCHANGE OFFER FILED WITH THE SEC, AS DESCRIBED ABOVE.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER THE COMPANY, OUR BOARD OF DIRECTORS, NOR OUR EXECUTIVE OFFICERS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION REGARDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

AUGME HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF REGARDING THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE INFORMATION TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY AUGME.